Exhibit 17.1

Date:     5th December, 2012

To:	Dragon Jade International Limited
Palm Grove House,
P.O. Box 438,
Road Town,
Tortola,
British Virgin Islands

Dear Sir/Madam,

I, the undersigned, hereby tender my resignation as Director of Dragon Jade International Limited with effect from the date of this letter.

There is no dispute or disagreement between your Company and me. During my term of service, no irregularity about the Company has been noted.  I confirm that I have no claim against your Company in respect of fees or compensation for my resignation.

Yours Sincerely,

/s/ Hung Kwok Wing
Hung Kwok Wing